EXHIBIT 10.DD
Name of Employee:         No. of Shares: [# of RSUs]

VALLEY NATIONAL BANCORP
TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

VALLEY NATIONAL BANCORP, a New Jersey corporation (the “Company”), this ___________, 20__ (the “Award Date”), hereby grants, to _____________, an employee of the Company (the “Employee”), pursuant to the Company’s 2021 Incentive Compensation Plan (the “Plan”), [# of RSUs] restricted stock units. Each restricted stock unit (“Unit”) represents the unfunded right to receive one share of the Common Stock, no par value, of the Company (“Share”), subject to the restrictions set forth herein on the terms and conditions hereinafter set forth (the “Award”).
1.    Incorporation by Reference of Plan. The provisions of the Plan are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement. Capitalized terms not defined herein have the meanings set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.
2.    Award of Restricted Stock Units. A record of the Units awarded hereunder (the “Units”) shall be maintained for the Employee with the administrator designated by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”), subject to terms deemed appropriate by the Committee to reflect the restrictions applicable to such Award (the “Restrictions”), until all the Restrictions specifically set forth in this Agreement with respect to the Units shall expire or be canceled. Upon the lapse of all Restrictions relating to any Units, the Company shall deliver Shares underlying the vested Units. The Units shall have no voting rights. The Units shall be credited with Dividend Equivalents. A “Dividend Equivalent” is an amount equal to the cash dividend payable per Share, if any, multiplied by the number of Shares then underlying the Award with respect to any cash dividends declared or paid by the Company while the Award is outstanding. Dividend Equivalents credited with respect to Shares underlying the Units (i) shall not be paid to the Employee until the Restrictions with respect to the Units upon which such Dividend Equivalents were credited, expire or are canceled, (ii) shall be paid with respect to any Units which vest along with the Shares that are delivered, and (iii) shall immediately and automatically be cancelled with respect to Units which are forfeited or canceled. No interest will be accrued, credited or paid on Dividend Equivalents.
3.    Restrictions
(a) Vesting. The Units and all related Dividend Equivalents shall not be delivered to the Employee and may not be sold, assigned, transferred, pledged or otherwise encumbered by the Employee until such Units have vested in accordance with the following schedule:

Percentage of Units Which Vest	Date on Which Such Shares Vest
33%	___________, 20____
66%	___________, 20____
100%	___________, 20____
(b)    Death. Upon death of the Employee while employed but before the vesting of all Units, all Restrictions upon any unvested Units shall lapse and such Units shall immediately vest and the Shares representing such vested Units shall be paid promptly to the Employee’s designated beneficiary, if one has been designated by the Employee or if not to the Employee’s executor, administrator, heirs or distributees, as the case may be. For the avoidance of doubt,
102053054.2

this provision with regard to the vesting of unvested Units upon death while employed shall continue to apply after a Change in Control.
(c)    Retirement.
(i)    Upon the Retirement of the Employee one year or more after the date of this Agreement, all Restrictions upon the Units shall lapse and such Units shall immediately vest and the Shares representing such vested Units shall be paid promptly to the Employee.
(ii)    Upon the Retirement of the Employee less than one year after the date of this Agreement, all Restrictions upon a pro-rated number of Units shall lapse and such Units shall immediately vest and the Shares representing such vested Units shall be paid promptly to the Employee, with such pro-rated number determined by multiplying the outstanding Units by a fraction, the numerator of which is equal to the number of full months the Award has been outstanding and the denominator of which is twelve (12). Any Units which are not vested (and any related Dividend Equivalents) under this Section 3(c)(ii) shall be automatically and immediately forfeited upon Retirement.
(d)    Other Termination Events. Units not yet vested (and any related Dividend Equivalents) shall be automatically and immediately forfeited to the Company upon the Employee’s ceasing to be employed by the Company and its Subsidiaries for any reason whatsoever, other than death or Retirement of the Employee or except as otherwise determined by the Committee.
(e)    Change in Control.
(i)    Upon a Change in Control, all Restrictions upon the Units shall lapse and such Units shall immediately vest unless the surviving entity has made adequate provision (with the determination as to such adequacy to be made in the discretion of the Committee) in the acquisition agreement or other written agreement to assume and convert such Units to the surviving entity’s equity securities.
(ii)    Upon a Change of Control, Units that are assumed by the surviving entity shall remain outstanding until they vest or are forfeited in accordance with the terms set forth in this Section 3(e) and elsewhere in this Award Agreement.
(iii)    Units that continue to vest under Section 3(e)(ii) shall have their Restrictions lapse and shall immediately vest if a Qualifying Termination occurs within twenty-four (24) months after the effective date of a Change in Control. A “Qualifying Termination” shall mean (a) the termination of the Employee’s employment by the Company without “Cause” or (b) a resignation by the Employee for “Good Reason”, in the case of (a) and (b) as each such term is defined in any employment or change in control agreement between the Employee and the Company that existed immediately prior to the Change in Control (“CIC Agreement”), or, if the Employee was not a party to a CIC Agreement or an employment agreement, a termination without Cause or a resignation for Good Reason, as defined in any Change in Control Severance Plan in effect immediately prior to the Change in Control.
4.    Registration. If Shares are issued in a transaction exempt from registration under the Securities Act of 1933, as amended, then, if deemed necessary by Company’s counsel, as a condition to the Company issuing the Shares, the Employee shall represent in writing to the Company that the Employee is acquiring the Shares for investment purposes only and not with a view to distribution, and Restrictions shall be imposed on the Shares to the effect that such

Shares may not be transferred without an applicable exemption under the Securities Act of 1933 or registration thereunder.
5.    Acknowledgement of Receipt of Plan and Prospectus. The Employee hereby acknowledges that the Employee has access to the Plan and the prospectus prepared by the Company with regard to the Plan (the “Prospectus”) and represents and warrants that the Employee has read and is familiar with the terms and conditions of the Plan and the Prospectus. The execution of this Agreement by the Employee constitutes the Employee’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.
6.    Notices. Except as specifically provided in the Plan or this Agreement, all notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (i) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (ii) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its then principal office and to the Employee at the Employee’s last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.
7.    Tax Withholding. Shares of Common Stock delivered pursuant to this Award shall be subject to applicable tax withholdings. The Company shall withhold from the delivery of Common Stock pursuant hereto shares having a value equal to the minimum amount of federal, state and other governmental tax withholding requirements (or, if permitted by the Company, and requested by the Employee, at a rate that is higher than the minimum statutory withholding rate) related thereto (subject to rounding to a number of whole shares, in such manner as the Company may determine).  Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. In lieu of such withholding, the Employee may elect, at or before such deadline as the Company may specify, and the Company require as a condition of delivery, that the Employee remit to the administrator an amount in cash sufficient to satisfy such tax withholding requirements.
8.    Clawback. For a period of six years after the Award Date, this Award shall be subject to the Valley National Bancorp Clawback Policy which is attached to and made part of this Award.
In addition, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of any securities exchange or inter-dealer quotation service on which the Company’s Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, this Award shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.
9.    Restrictive Covenants: Non-Solicitation of Customers and Employees.
9.1    Definitions.
A.    “Conflicting Products/Services” means any products or services that would compete with any products or services being offered, sold, or provided by the Company at the time of enforcement of this Agreement.
B.    “Customer” (whether capitalized or lower-cased) shall include all individuals (“Consumers”), businesses (including the employees, owners, directors, independent contractors, consultants, and officers of any business), and/

or any other entities (including the employees, owners, directors, independent contractors, consultants, and officers of any entity), which the Company provides, provided, or seeks to provide any type of service to, or which Employee solicited, contacted, or otherwise dealt with on behalf of the Company.
9.2     Non-Solicitation of Customers. In consideration of the Units being awarded hereunder, Employee agrees and covenants that during the period of his/her employment and for a period of twelve (12) months after that employment ends for any reason, Employee shall not in person or through others, (a) solicit, contact, or accept business including any Conflicting Product/Service from a Customer of the Company, or (b) solicit, encourage, or induce any Customer to reduce or stop doing business with the Company or its Affiliates.
9.3     Non-Solicitation of Employees. In consideration of the Units being awarded hereunder, Employee agrees and covenants that during the period of his/her employment and for a period of twelve (12) months after that employment ends for any reason, Employee shall not, in person or through others, directly or indirectly, solicit, attempt to induce to leave employment with the Company, hire, and/or employ any employees of the Company.
9.4     Enforcement of Restrictive Covenants. In the event of a breach or threatened breach by the Employee of any of the covenants contained in this Section 9:
A. The Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
B. If the Employee fails to comply with any time restriction in Section 9, the time period for that restriction will be extended by one day for each day Employee is found to have violated it, up to a maximum extension of twelve months.
C. If a court finds any of the provision of this Section 9, including, without reservation, restrictions on Employee unenforceable as written, the parties shall consent to the reformation of this Agreement to make it enforceable by, and to protect the interests of the Company to the maximum extent legally allowed.
10.    Miscellaneous.  This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to the subject matter hereof, and this Agreement cannot be changed except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey, subject to any exclusions in Section 11. This Award and the payments set forth herein are intended to be compliant with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and shall be interpreted and administered in accordance therewith, although no warranty as to such compliance is made.
11.    Exclusions.  If Employee resides in any of the States listed below at the time of Employee’s execution of this Agreement, the following exceptions and acknowledgments shall apply:

    a.    California. If Employee resides in California, Sections 9.2 and 9.3 shall not apply to Employee after Employee’s employment with the Company ends, and this Agreement shall be governed by and construed in accordance with the laws of the State of California, without applying its conflicts of law principles.
12.    Severability. The Company and Employee acknowledge that it was their intent to enter into a valid and enforceable agreement. The Company and Employee thereby agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
VALLEY NATIONAL BANCORP            EMPLOYEE

By:	By:
/s/ Suresh Sani
SURESH SANI	[Employee Name]

Awards of incentive compensation are also subject to the Valley National Bancorp Clawback Policy which is attached.

Valley National Bancorp Clawback Policy
The Compensation and Human Resources Committee of Valley National Bancorp (the “Company”) operates under the following Clawback Policy:
•Triggers to Recoup Unvested Awards: The Company may cancel any unvested stock awards granted to and cancel the payout of any unpaid cash bonus award to be paid to (recoup) any executive officer of the Company or its subsidiaries upon the following events:
1.A material restatement of the Company’s financial statements and the award was based upon materially inaccurate performance metrics, in which case the recoupment applies to the relevant period.
2.The Executive is terminated for cause involving material misconduct detrimental to the Company, in which case the recoupment applies to all periods on or after the material misconduct.
•Triggers to Recoup Vested Awards: The Company may recoup vested incentive awards of stock and cash made to any executive in the following events:
1.The executive engaged in intentional fraud against the Company or any of its subsidiaries, in which case the recoupment may apply to any awards from the date of the fraud.
2.Because of intentional misconduct detrimental to the Company, the Company suffers a material financial loss and governmental enforcement action against the Company or its subsidiaries.
•Procedures for Applying Policy: The Compensation and Human Resources Committee of the Company will be responsible for exercising the Company’s rights under this Policy. In exercising its authority under this policy, the Committee shall take into account uncertainties and mitigating circumstances. The Committee shall not be obligated in any case under this policy to exercise its discretion to obtain recoupment. Conversely, the Committee shall not be prevented from exercising its right to obtain recoupment due to uncertainties or mitigating circumstances.
•Amendments: The Committee may amend or supplement this policy at any time. However no such amendment or supplement which is materially adverse to the executive may apply retroactively.